Exhibit 99.1
News Release

FOR IMMEDIATE RELEASE

CONTACTS:     William J. Wagner, President and Chief Executive Officer,
                Northwest Bancorp, Inc., (814) 726-2140
              Jonathan P. Scalise, President and Chief Executive Officer,
                Jamestown Savings Bank (716) 487-2265

NORTHWEST BANCORP, INC. CONSOLIDATES JAMESTOWN SAVINGS BANK INTO NORTHWEST SAVINGS BANK

Warren, Pennsylvania - May 23, 2005
     Northwest Bancorp Inc. (Nasdaq: NWSB) announced today that it has merged its two banking subsidiaries, Northwest Savings Bank and Jamestown Savings Bank, under the Northwest Savings Bank charter. With the merger, Northwest Savings Bank operates as the Bancorp's chief subsidiary with 152 community-banking offices in Maryland, New York, Ohio, Pennsylvania and assets in excess of $6 billion.
     The bank cited the efficiency of operating a single company and enhanced customer convenience as the primary reasons for the consolidation. It noted that, because Northwest performed much of the back office processing for the Jamestown thrift, the consolidation would not involve a significant reduction in operating expense. Rather, the merger will benefit the customers of both banks, as all customers will be able to take advantage of a community-banking network of 152 offices in four states.
     Recognizing the tradition of the Jamestown Savings Bank name in its original market, Northwest will continue to use the Jamestown Savings Bank name in its five Chautauqua County offices. Elsewhere in Western New York, the four offices serving metropolitan Buffalo in Erie County and the office serving Olean in Cattaraugus County will operate as Northwest Savings Bank. The bank plans to open two new offices in metropolitan Buffalo in June.
     A financial services company founded in 1896, Northwest Bancorp, Inc. operates 152 community-banking offices in Pennsylvania, New York, Ohio and Maryland. The company holds assets in excess of $6 billion. The stock of Northwest Bancorp, Inc. trades on the NASDAQ System under the symbol "NWSB".

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                                                                    Exhibit 99.1

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they may include words like "believe", "expect", "anticipate", "estimate", and "intend" or future or conditional verbs such as "will", "would", "should", "could", or "may". These forward-looking statements are based upon the current beliefs and expectations of Northwest Bancorp's management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the companies' control. Actual results may differ materially from the anticipated results discussed in these forward-looking statements. Northwest Bancorp does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.